Exhibit 99.3

PART I. FINANCIAL INFORMATION
Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	June 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$1,865	$969
Accounts receivable, net	134,571	138,343
Fair value of commodity derivatives	66,077	116,549
Other current assets	7,034	5,590
Total Current Assets	209,547	261,451
Property and Equipment:
Property and equipment, full cost method, including $33,925 and $28,375, respectively, of unproved property costs not being amortized at the end of each period	3,827,149	3,597,160
Less – Accumulated depreciation, depletion, amortization & impairment	(1,408,139)	(1,223,241)
Property and Equipment, Net	2,419,010	2,373,919
Right of use assets	19,405	12,888
Fair value of long-term commodity derivatives	20,917	55,114
Other long-term assets	26,673	31,090
Total Assets	$2,695,552	$2,734,462
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$169,342	$98,816
Deferred acquisition liability	50,000	50,000
Fair value of commodity derivatives	23,550	5,509
Accrued capital costs	37,157	31,900
Current portion of long-term debt	37,500	28,125
Accrued interest	7,657	9,668
Current lease liability	8,123	4,001
Undistributed oil and gas revenues	39,095	20,425
Total Current Liabilities	372,424	248,444
Long-term debt, net of current portion	1,010,002	1,173,766
Non-current lease liability	11,471	8,899
Deferred tax liabilities	96,145	99,227
Asset retirement obligations	12,262	11,584
Fair value of long-term commodity derivatives	7,128	2,504
Other long-term liabilities	—	710
Commitments and Contingencies (Note 11)
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 26,048,166 and 25,914,956 shares issued, respectively, and 25,539,615 and 25,429,610 shares outstanding, respectively	260	259
Additional paid-in capital	683,743	679,202
Treasury stock, held at cost, 508,551 and 485,346 shares, respectively	(11,332)	(10,617)
Retained earnings	513,449	520,484
Total Stockholders’ Equity	1,186,120	1,189,328
Total Liabilities and Stockholders’ Equity	$2,695,552	$2,734,462
See accompanying Notes to Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023
Revenues	$253,830	$126,400

Operating Expenses:
General and administrative, net	24,582	5,318
Depreciation, depletion, and amortization	92,755	49,853
Accretion of asset retirement obligations	313	240
Lease operating expenses	32,621	19,180
Workovers	1,951	811
Transportation and gas processing	34,005	11,771
Severance and other taxes	16,142	8,771
Total Operating Expenses	202,369	95,944

Operating Income	51,461	30,456

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(6,934)	19,993
Interest expense, net	(33,727)	(18,190)
Other income (expense), net	182	29

Income (Loss) Before Income Taxes	10,982	32,288

Provision (Benefit) for Income Taxes	2,489	7,351

Net Income (Loss)	$8,493	$24,937

Per Share Amounts:

Basic Earnings (Loss) Per Share	$0.33	$1.10

Diluted Earnings (Loss) Per Share	$0.33	$1.10

Weighted-Average Shares Outstanding - Basic	25,536	22,615

Weighted-Average Shares Outstanding - Diluted	25,853	22,674
See accompanying Notes to Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Revenues:
Oil and gas sales	$510,510	$266,354

Operating Expenses:
General and administrative, net	33,373	12,982
Depreciation, depletion, and amortization	184,857	93,850
Accretion of asset retirement obligations	629	464
Lease operating expenses	64,446	39,740
Workovers	2,561	1,590
Transportation and gas processing	69,204	23,292
Severance and other taxes	32,354	18,156
Total Operating Expenses	387,424	190,074

Operating Income	123,086	76,280

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(63,012)	112,243
Interest expense, net	(69,744)	(34,935)
Other income (expense), net	337	4

Income (Loss) Before Income Taxes	(9,333)	153,592

Provision (Benefit) for Income Taxes	(2,298)	34,163

Net Income (Loss)	$(7,035)	$119,429

Per Share Amounts:

Basic Earnings (Loss) Per Share	$(0.28)	$5.30

Diluted Earnings (Loss) Per Share	$(0.28)	$5.27

Weighted-Average Shares Outstanding - Basic	25,491	22,527

Weighted-Average Shares Outstanding - Diluted	25,491	22,654
See accompanying Notes to Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Stockholders’ Equity (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Total
Balance, December 31, 2022	$227	$576,118	$(7,534)	$222,768	$791,579
Purchase of treasury shares (126,240 shares)	—	—	(2,945)	—	(2,945)
Vesting of share-based compensation (418,518 shares)	4	(4)	—	—	—
Share-based compensation	—	1,179	—	—	1,179
Net Income	—	—	—	94,492	94,492
Balance, March 31, 2023	$231	$577,293	$(10,479)	$317,260	$884,305
Purchase of treasury shares (5,310 shares)	—	—	(121)	—	(121)
Share-based compensation	—	1,524	—	—	1,524
Net Income	—	—	—	24,937	24,937
Balance, June 30, 2023	$231	$578,817	$(10,600)	$342,197	$910,645

Balance, December 31, 2023	$259	$679,202	$(10,617)	$520,484	$1,189,328
Purchase of treasury shares (17,949 shares)	—	—	(534)	—	(534)
Vesting of share-based compensation (112,147 shares)	1	(1)	—	—	—
Share-based compensation	—	1,898	—	—	1,898
Net Loss	—	—	—	(15,528)	(15,528)
Balance, March 31, 2024	$260	$681,099	$(11,151)	$504,956	$1,175,164
Purchase of treasury shares (5,256 shares)	—	—	(181)	—	(181)
Vesting of share-based compensation (21,063 shares)	—	—	—	—	—
Share-based compensation	—	2,644	—	—	2,644
Net Income	—	—	—	8,493	8,493
Balance, June 30, 2024	$260	$683,743	$(11,332)	$513,449	$1,186,120
See accompanying Notes to Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Cash Flows from Operating Activities:
Net income (loss)	$(7,035)	$119,429
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	184,857	93,850
Accretion of asset retirement obligations	629	464
Deferred income taxes	(3,082)	33,932
Share-based compensation	4,347	2,575
(Gain) Loss on derivatives, net	63,012	(112,243)
Cash settlement (paid) received on derivatives	65,921	47,481
Settlements of asset retirement obligations	(4)	(411)
Other, net	6,619	1,312
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable and other current assets	(22,280)	26,297
Increase (decrease) in accounts payable and accrued liabilities	53,391	(21,916)
Increase (decrease) in income taxes payable	887	229
Increase (decrease) in accrued interest	(2,011)	89
Net Cash Provided by (Used in) Operating Activities	345,251	191,088
Cash Flows from Investing Activities:
Additions to property and equipment	(204,887)	(221,464)
Acquisition of oil and gas properties, net of purchase price adjustments	11,028	(248)
Proceeds from the sale of property and equipment	5,230	—
Net Cash Provided by (Used in) Investing Activities	(188,629)	(221,712)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	299,000	210,000
Payments of bank borrowings	(446,000)	(176,000)
Payments of long-term debt	(9,375)	—
Purchase of treasury shares	(715)	(3,066)
Net Cash Provided by (Used in) Financing Activities	(157,090)	30,934
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(468)	310
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	8,729	792
Cash, Cash Equivalents and Restricted Cash at End of Period	$8,261	$1,102
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$65,360	$33,340
Non-cash Investing and Financing Activities:
Changes in capital accounts payable and capital accruals	$20,743	$3,485
See accompanying Notes to Condensed Consolidated Financial Statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)
SilverBow Resources, Inc. and Subsidiary
(1)General Information
SilverBow Resources, Inc. (“SilverBow,” the “Company,” or “we”) is an independent oil and gas company headquartered in Houston, Texas. The Company's strategy is focused on acquiring and developing assets in the Eagle Ford and Austin Chalk located in South Texas.
Being a committed and long-term operator in South Texas, SilverBow possesses a significant understanding of the reservoir characteristics, geology, landowners and competitive landscape in the region. The Company leverages this in-depth knowledge to continue to assemble high quality drilling inventory while continuously enhancing its operations in the effort to maximize returns on capital invested.
The condensed consolidated financial statements are unaudited and certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. We believe that the disclosures presented are adequate to allow the information presented not to be misleading. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Pending Merger with Crescent
On May 15, 2024, the Company entered into the Merger Agreement with the Crescent Parties, pursuant to which, Crescent will acquire the Company through the Mergers. Subject to the terms and conditions of the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Mergers, subject to certain exceptions, will be converted into the right to receive, pursuant to an election that has been made and not revoked or lost five business days prior to the closing date of the Mergers or such other date as Crescent and the Company shall mutually agree (the “Election Deadline”), one of the following forms of consideration: (A) a combination of 1.866 shares of Crescent’s class A common stock and $15.31 in cash (the “Mixed Consideration”), (B) $38.00 in cash, subject to an aggregate cap of $400,000,000 (the “Cash Election Consideration”) on the total cash consideration payable for SilverBow Common Stock in the Mergers, (C) 3.125 shares of Crescent’s class A common stock (such amount, the “Exchange Ratio,” and such consideration, the “Stock Election Consideration,” and together with the Mixed Consideration and the Cash Election Consideration, the “Merger Consideration”), or (D) in the event of a failure to deliver an election prior to the Election Deadline, the Stock Election Consideration.
The Board has unanimously (i) determined that the Merger Agreement, the Mergers and the other transactions contemplated thereby are in the best interests of, and are advisable to, SilverBow and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Mergers and the other transactions contemplated thereby, and (iii) resolved to recommend that SilverBow stockholders adopt the Merger Agreement. On July 29, 2024, the Company’s stockholders approved, among other things, the adoption of the Merger Agreement at a special meeting of stockholders.
The Company has agreed to operate its business in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Mergers, subject to specific exceptions set forth in the Merger Agreement, and have agreed to certain other customary restrictions on operations, as set forth in the Merger Agreement. The Mergers closed on July 30, 2024.

(2)Summary of Significant Accounting Policies
Basis of Presentation. The condensed consolidated financial statements included herein reflect necessary adjustments, all of which were of a recurring nature unless otherwise disclosed herein, and are in the opinion of our management necessary for a fair presentation.
Principles of Consolidation. The accompanying condensed consolidated financial statements include the accounts of SilverBow and its wholly owned subsidiary, SilverBow Resources Operating LLC, which are engaged in the exploration, development, acquisition, and operation of oil and gas properties, with a focus on oil and natural gas reserves in the Eagle Ford and Austin Chalk trend in Texas. Our undivided interests in oil and gas properties are accounted for using the proportionate consolidation method, whereby our proportionate share of the assets, liabilities, revenues, and expenses are included in the appropriate classifications in the accompanying condensed consolidated financial statements. Intercompany balances and transactions have been eliminated in preparing the accompanying condensed consolidated financial statements.
Stockholder Rights Agreement. On September 20, 2022, the Board adopted a stockholder rights agreement (the “Rights Agreement”) and declared a dividend distribution of one right (each, a “Right” and together with all such rights distributed or issued pursuant to the Rights Agreement, dated as of September 20, 2022, as amended on May 16, 2023, by and between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), the “Rights”) for each outstanding share of Company common stock to holders of record on October 5, 2022. In the event that a person or group acquires beneficial ownership of 15% or more of the Company’s then-outstanding common stock, subject to certain exceptions, each Right would entitle its holder (other than such person or members of such group) to purchase additional shares of Company common stock at a substantial discount to the public market price. In addition, at any time after a person or group acquires beneficial ownership of 15% or more of the outstanding common stock, subject to certain exceptions, the Board may direct the Company to exchange the Rights (other than Rights owned by such person or certain related parties, which will have become null and void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment). While in effect, the Rights Agreement could make it more difficult for a third party to acquire control of the Company or a large block of the common stock of the Company without the approval of the Board. In connection with the Mergers, on May 15, 2024, the Company and the Rights Agent entered into an amendment to the Rights Agreement (the “Right Agreement Amendment”) that (i) extends the expiration date to occur upon the earlier of the close of business on the first anniversary of the date of execution of the Merger Agreement or the Initial Merger Effective Time (as defined in the Merger Agreement) and (ii) renders the Rights issued pursuant to the Rights Agreement inapplicable to the Crescent Parties or Voting Parties (as defined in the Rights Agreement Amendment) and to the execution and delivery of the Merger Agreement or the Voting Agreements (as defined in the Rights Agreement Amendment) or any other transaction contemplated by the Merger Agreement or the Voting Agreements and provides that none of the execution or delivery of the Merger Agreement or the Voting Agreements or the consummation of the transactions contemplated thereby will result in the application of certain provisions of the Rights Agreement.
Subsequent Events. We have evaluated subsequent events requiring potential accrual or disclosure in our condensed consolidated financial statements.
There were no other material subsequent events requiring additional disclosure in these condensed consolidated financial statements.
Use of Estimates. The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the reported amounts of certain revenues and expenses during each reporting period. Such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from such estimates. Significant estimates and assumptions underlying these financial statements include:
•the estimated quantities of proved oil and natural gas reserves used to compute depletion of oil and natural gas properties, the related present value of estimated future net cash flows therefrom, and the Ceiling Test (as defined below) impairment calculation,

•estimates related to the collectability of accounts receivable and the creditworthiness of our customers,
•estimates of the counterparty bank risk related to letters of credit that our customers may have issued on our behalf,
•estimates of future costs to develop and produce reserves,
•accruals related to oil and gas sales, capital expenditures and lease operating expenses,
•estimates in the calculation of share-based compensation expense,
•estimates of our ownership in properties prior to final division of interest determination,
•the estimated future cost and timing of asset retirement obligations,
•estimates made in our income tax calculations, including the valuation of our deferred tax assets,
•estimates in the calculation of the fair value of commodity derivative assets and liabilities,
•estimates in the assessment of current litigation claims against the Company,
•estimates used in the assessment of business combinations and asset purchases,
•estimates in amounts due with respect to open state regulatory audits, and
•estimates on future lease obligations.
While we are not currently aware of any material revisions to any of our estimates, there will likely be future revisions to our estimates resulting from matters such as new accounting pronouncements, changes in ownership interests, payouts, joint venture audits, reallocations by purchasers or pipelines, or other corrections and adjustments common in the oil and gas industry, many of which relate to prior periods. These types of adjustments cannot be currently estimated and are expected to be recorded in the period during which the adjustments are known.
We are subject to legal proceedings, claims, liabilities and environmental matters that arise in the ordinary course of business. We accrue for losses when such losses are considered probable and the amounts can be reasonably estimated.
Property and Equipment. We follow the “full-cost” method of accounting for oil and natural gas property and equipment costs. Under this method of accounting, all productive and nonproductive costs incurred in the exploration, development, and acquisition of oil and natural gas reserves are capitalized. Such costs may be incurred both prior to and after the acquisition of a property and include lease acquisitions, geological and geophysical services, drilling, completion, and equipment. Internal costs incurred that are directly identified with exploration, development, and acquisition activities undertaken by us for our own account, and which are not related to production, general corporate overhead, or similar activities, are also capitalized. For the three months ended June 30, 2024 and 2023, such internal costs capitalized totaled $1.4 million and $1.2 million, respectively. For the six months ended June 30, 2024 and 2023, such internal costs capitalized totaled $2.5 million and $2.6 million, respectively. Interest costs are also capitalized to unproved oil and natural gas properties. There was no capitalized interest on our unproved properties for both the three months ended June 30, 2024 and 2023 and the six months ended June 30, 2024 and 2023.
The “Property and Equipment” balances on the accompanying condensed consolidated balance sheets are summarized for presentation purposes. The following is a detailed breakout of our “Property and Equipment” balances (in thousands):

	June 30, 2024	December 31, 2023
Property and Equipment
Proved oil and gas properties	$3,786,247	$3,562,268
Unproved oil and gas properties	33,925	28,375
Furniture, fixtures and other equipment	6,977	6,517
Less – Accumulated depreciation, depletion, amortization & impairment	(1,408,139)	(1,223,241)
Property and Equipment, Net	$2,419,010	$2,373,919

No gains or losses are recognized upon the sale or disposition of oil and natural gas properties, except in transactions involving a significant amount of reserves or where the proceeds from the sale of oil and natural gas properties would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a cost center. Internal costs associated with selling properties are expensed as incurred.
We compute the provision for depreciation, depletion and amortization (“DD&A”) of oil and natural gas properties using the unit-of-production method. Under this method, we compute the provision by multiplying the total unamortized costs of oil and natural gas properties, including future development costs, gas processing facilities, and both capitalized asset retirement obligations and undiscounted abandonment costs of wells to be drilled, net of salvage values, but excluding costs of unproved properties, by an overall rate determined by dividing the physical units of oil and natural gas produced (which excludes natural gas consumed in operations) during the period by the total estimated units of proved oil and natural gas reserves (which excludes natural gas consumed in operations) at the beginning of the period. Future development costs are estimated on a property-by-property basis based on current economic conditions. The period over which we will amortize these properties is dependent on our production from these properties in future years. Furniture, fixtures and other equipment are recorded at cost and are depreciated by the straight-line method at rates based on the estimated useful lives of the property, which range between two and 20 years. Repairs and maintenance are charged to expense as incurred.
Geological and geophysical (“G&G”) costs incurred on developed properties are recorded in “Proved oil and gas properties” and therefore subject to amortization. G&G costs incurred that are associated with unproved properties are capitalized in “Unproved oil and gas properties” and evaluated as part of the total capitalized costs associated with a prospect. The cost of unproved properties not being amortized is assessed quarterly, on a property-by-property basis, to determine whether such properties have been impaired. In determining whether such costs should be impaired, we evaluate current drilling results, lease expiration dates, current oil and gas industry conditions, economic conditions, capital availability and available geological and geophysical information. Any impairment assessed is added to the cost of proved properties being amortized.
Full-Cost Ceiling Test. At the end of each quarterly reporting period, the unamortized cost of oil and natural gas properties (including natural gas processing facilities, capitalized asset retirement obligations, net of related salvage values and deferred income taxes) is limited to the sum of the estimated future net revenues from proved properties (excluding cash outflows from recognized asset retirement obligations, including future development and abandonment costs of wells to be drilled, using the preceding 12-months’ average price based on closing prices on the first day of each month, adjusted for price differentials, discounted at 10% and the lower of cost or fair value of unproved properties) adjusted for related income tax effects (“Ceiling Test”).
The quarterly calculations of the Ceiling Test and provision for DD&A are based on estimates of proved reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production, timing and plan of development. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimates. Accordingly, reserves estimates are often different from the quantities of oil and natural gas that are ultimately recovered. There was no ceiling test write-down for either of the three months ended June 30, 2024 and 2023 or the six months ended June 30, 2024 and 2023.
If future capital expenditures outpace future discounted net cash flows in our reserve calculations, if we have significant declines in our oil and natural gas reserves volumes (which also reduces our estimate of discounted future net cash flows from proved oil and natural gas reserves) or if oil or natural gas prices decline, it is possible that non-cash write-downs of our oil and natural gas properties will occur in the future. We cannot control and cannot predict what future prices for oil and natural gas will be; therefore, we cannot estimate the amount of any potential future non-cash write-down of our oil and natural gas properties due to decreases in oil or natural gas prices. However, it is reasonably possible that we will record Ceiling Test write-downs in future periods.
Accounts Receivable, Net. We assess the collectability of accounts receivable based on a broad range of reasonable and forward-looking information including historical losses, current economic conditions, future forecasts and contractual terms. The Company's credit losses based on these assessments are considered immaterial.

At June 30, 2024, December 31, 2023 and December 31, 2022, we had an allowance for credit losses of less than $0.1 million. The allowance for credit losses has been deducted from the total “Accounts receivable, net” balance on the accompanying condensed consolidated balance sheets.
At June 30, 2024, our “Accounts receivable, net” balance included $85.1 million for oil and gas sales, $37.6 million due from joint interest owners, $0.7 million for severance tax credit receivables and $11.2 million for other receivables. At December 31, 2023, our “Accounts receivable, net” balance included $91.9 million for oil and gas sales, $7.0 million due from joint interest owners, $7.2 million for severance tax credit receivables, $18.1 million for accrued purchase price adjustments related to the South Texas Acquisition and $14.1 million for other receivables. At December 31, 2022, our “Accounts receivable, net” balance included $70.9 million for oil and gas sales, $5.6 million for joint interest owners, $4.3 million for severance tax credit receivables and $8.9 million for other receivables.
Supervision Fees. Consistent with industry practice, we charge a supervision fee to the wells we operate, including our wells, in which we own up to a 100% working interest. Supervision fees are recorded as a reduction to “General and administrative, net,” on the accompanying condensed consolidated statements of operations. The amount of supervision fees charged for each of the six months ended June 30, 2024 and 2023 did not exceed our actual costs incurred. The total amount of supervision fees charged to the wells we operated was $6.5 million and $2.9 million for the three months ended June 30, 2024 and 2023, respectively, and $11.9 million and $5.5 million for the six months ended June 30, 2024 and 2023, respectively.
Income Taxes. Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities, given the provisions of the enacted tax laws. The Company's effective tax rate was approximately 23% and 22% for the three months ended June 30, 2024 and 2023, respectively, and 25% and 22% for the six months ended June 30, 2024 and 2023, respectively. The Company recorded an income tax provision of $2.5 million and income tax benefit of $2.3 million for the three and six months ended June 30, 2024, respectively, and an income tax provision of $7.4 million and $34.2 million for the three and six months ended June 30, 2023, respectively. The tax impact for both periods was a product of the overall forecasted annual effective tax rate applied to the year-to-date income.
Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize its net operating losses (“NOLs”) if it experiences an ownership change. Generally, an “ownership change” occurs if one or more shareholders, each of whom is deemed to own five percent or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50 percent over the lowest percentage of stock owned by those shareholders at any time during the preceding three-year period. In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382. We believe we had an ownership change in August 2022 and, therefore, are subject to an annual limitation on the usage of our NOLs generated prior to the ownership change. However, we do not expect to have any of our NOLs expire before becoming available to be utilized by the Company. Management will continue to monitor the potential impact of Section 382 with respect to our NOLs.
Our policy is to record interest and penalties relating to uncertain tax positions in income tax expense. At June 30, 2024 and December 31, 2023, we did not have any accrued liability for uncertain tax positions and do not anticipate recognition of any significant liabilities for uncertain tax positions during the next 12 months.
Revenue Recognition. Substantially all of our revenues are derived from sales of oil, natural gas and natural gas liquids (“NGLs”). Revenues from each product stream are recognized at the point when control of the product is transferred to the customer and collectability is reasonably assured. Prices for our products are either negotiated on a monthly basis or tied to market indices. The Company has determined that these contracts represent performance obligations which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point. Natural gas revenues are recognized based on the actual volume of natural gas sold to the purchasers.

The following table provides information regarding our revenues, including oil and gas sales, by product, reported on the condensed consolidated statements of operations for the three months ended June 30, 2024 and 2023 and the six months ended June 30, 2024 and 2023 (in thousands):

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Revenues:
Oil	$176,100	$80,151	$342,804	$154,807
Natural gas	41,445	33,805	94,568	86,727
NGLs	35,971	12,443	72,189	24,820
Marketing	314	—	949	—
Total	$253,830	$126,400	$510,510	$266,354
Accounts Payable and Accrued Liabilities. The “Accounts payable and accrued liabilities” balances on the accompanying condensed consolidated balance sheets are summarized below (in thousands):

	June 30, 2024	December 31, 2023
Trade accounts payable	$54,740	$32,225
Accrued operating expenses	26,782	23,104
Accrued compensation costs	8,371	10,208
Asset retirement obligations – current portion	1,606	1,576
Accrued non-income based taxes	15,890	3,870
Accrued corporate and legal fees	207	208
WTI contingency payouts - current portion	29,606	14,282
Payable for settled derivatives	1,208	967
Other payables(1)	30,932	12,376
Total accounts payable and accrued liabilities	$169,342	$98,816
(1) At June 30, 2024 and March 31, 2024 included in Other Payables is $7.8 million in payables related to advances from joint interest owners in connection with our South Texas Acquisition.
Cash and Cash Equivalents. We consider all highly liquid instruments with an initial maturity of three months or less to be cash equivalents. These amounts do not include cash balances that are contractually restricted. The Company maintains cash and cash equivalent balances with major financial institutions, which at times exceed federally insured limits. The Company monitors the financial condition of the financial institutions and has experienced no losses associated with these accounts. The Company did not have any cash equivalents at June 30, 2024 and March 31, 2024.
Restricted Cash. Restricted cash includes amounts held in escrow accounts to satisfy plugging and abandonment obligations and operational maintenance projects.
The following table is a reconciliation of the total cash and cash equivalents and restricted cash in the accompanying consolidated statements of cash flows and their corresponding balance sheet presentation (in thousands):

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$1,865	$969
Current restricted cash (1)	836	2,200
Long-term restricted cash (2)	5,560	5,560
Total cash, cash equivalents and restricted cash	$8,261	$8,729
(1) Current restricted cash is included in “Other Current Assets on the accompanying condensed consolidated balance sheets.
(2) Long-term restricted cash is included in “Other Long-Term Assets” on the accompanying condensed consolidated balance sheets.
Treasury Stock. Our treasury stock repurchases are reported at cost and are included in “Treasury stock, held at cost” on the accompanying condensed consolidated balance sheets. For the six months ended June 30, 2024, we purchased 23,205 treasury shares to satisfy withholding tax obligations arising upon the vesting of restricted shares. For the six months ended June 30, 2023, we purchased 131,550 treasury shares to satisfy withholding tax obligations arising upon the vesting of restricted shares.
New Accounting Pronouncements. In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The guidance aims to improve the effectiveness of income tax disclosures primarily through improvements to the income tax rate reconciliation disclosure along with information on income taxes paid. The guidance is effective for the Company for fiscal years beginning after December 15, 2024 with early adoption permitted. We are currently evaluating the impact of this standard.
In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures. The guidance requires disclosures of certain general information related to the Company's segment. This includes information on the factors used to identify reportable segments, the types of products and services from which reportable segments generate revenues and whether operating segments have been aggregated. The new requirements will result in incremental disclosures in annual and interim reports. This guidance will apply to fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The new guidance must be applied retrospectively to all prior periods presented in the financial statements unless impracticable with early adoption permitted. We are currently evaluating the impact of this standard.
(3)Leases
The Company follows the FASB's Accounting Standards Codification Topic No. 842 and elected the package of practical expedients that allows an entity to carry forward historical accounting treatment relating to lease identification and classification for existing leases upon adoption and the practical expedient related to land easements that allows an entity to carry forward historical accounting treatment for land easements on existing agreements. The Company has made an accounting policy election to keep leases with an initial term of 12 months or less off the condensed consolidated balance sheets. We have elected to not account for lease and non-lease components separately.
The Company has contractual agreements for its corporate office lease, vehicle fleet, compressors, treating equipment, and for surface use rights. For leases with a primary term of more than 12 months, a right-of-use (“ROU”) asset and the corresponding lease liability is recorded. The Company determines at inception if an arrangement is an operating or financing lease. As of June 30, 2024, all of the Company’s leases were operating leases.
The initial asset and liability balances are recorded at the present value of the payment obligations over the lease term. If lease terms include options to extend the lease and it is reasonably certain that the Company will exercise that option, the lease term used for capitalization includes the expected renewal periods. Most leases do not provide an implicit interest rate. Unless the lease contract contains an implicit interest rate, the Company uses its incremental borrowing rate at the time of lease inception to compute the fair value of the lease payments. The ROU asset balance and current and non-current lease liabilities are reported separately on the accompanying condensed consolidated balance sheets. Certain leases have payment terms that vary based on the usage of the underlying assets. Variable lease payments are not included in ROU assets and lease liabilities. The Company recognizes lease expense on a straight-line basis over the lease term.

As of June 30, 2024, the Company's future cash payment obligation for its operating lease liabilities are as follows (in thousands):

As of June 30, 2024
2024 (Remaining)	$4,854
2025	8,551
2026	3,129
2027	2,010
2028	1,415
Thereafter	2,729
Total undiscounted lease payments	22,688
Present value adjustment	(3,094)
Net operating lease liabilities	$19,594
(4)Share-Based Compensation
Share-Based Compensation Plans
In 2016, the Company adopted the 2016 Equity Incentive Plan (as amended from time to time, the “2016 Plan”). The Company also adopted the Inducement Plan (as amended from time to time, the “Inducement Plan,” and, together with the 2016 Plan, the “Plans”) on December 15, 2016.
The Company computes a deferred tax benefit for restricted stock units (“RSUs”), performance-based stock units (“PSUs”) and stock options expected to generate future tax deductions by applying its effective tax rate to the expense recorded. For RSUs, the Company's actual tax deduction is based on the value of the units at the time of vesting.
The expense for awards issued to both employees and non-employees, which was recorded in “General and administrative, net” in the accompanying condensed consolidated statements of operations was $2.5 million and $1.5 million for the three months ended June 30, 2024 and 2023, respectively, and $4.3 million and $2.6 million for the six months ended June 30, 2024 and 2023, respectively. Capitalized share-based compensation was $0.1 million and less than $0.1 million for the three months ended June 30, 2024 and 2023, respectively, and $0.2 million and $0.1 million for the six months ended June 30, 2024 and 2023, respectively.
We view stock option awards and RSUs with graded vesting as single awards with an expected life equal to the average expected life of component awards, and we amortize the awards on a straight-line basis over the life of the awards. The Company accounts for forfeitures in compensation cost when they occur.
Stock Option Awards
The compensation cost related to stock option awards is based on the grant date fair value and is typically expensed over the vesting period (generally one to five years). We use the Black-Scholes option pricing model to estimate the fair value of stock option awards.

At June 30, 2024, we had no unrecognized compensation cost related to stock option awards. The following table provides information regarding stock option award activity for the six months ended June 30, 2024:

	Shares	Wtd. Avg. Exer. Price	Wtd. Avg. Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding, beginning of period	196,162	$26.46	3.4	$525
Options granted	—	$—
Options exercised	—	$—
Options outstanding, end of period	196,162	$26.46	2.9	$2,230
Options exercisable, end of period	196,162	$26.46	2.9	$2,230
Restricted Stock Units
The Plans allow for the issuance of restricted stock unit awards that generally may not be sold or otherwise transferred until certain restrictions have lapsed. The compensation cost related to restricted stock awards is based on the grant date fair value and is typically expensed over the requisite service period (generally one to five years).
As of June 30, 2024, we had $8.8 million unrecognized compensation expense related to our RSUs which is expected to be recognized over a weighted-average period of 2.1 years.
The following table provides information regarding RSU activity for the six months ended June 30, 2024:

	RSUs	Wtd. Avg. Grant Price
RSUs outstanding, beginning of period	285,163	$24.61
RSUs granted	235,328	$31.08
RSUs forfeited	(14,596)	$27.78
RSUs vested	(133,210)	$24.21
RSUs outstanding, end of period	372,685	$28.71
Performance-Based Stock Units
On February 24, 2021, the Company granted 161,389 PSUs for which the number of shares earned is based on the total shareholder return (“TSR”) of the Company's common stock relative to the TSR of its selected peers during the performance period from January 1, 2021 to December 31, 2022. The awards contain market conditions which allow a payout ranging between 0% and 200% of the target payout. The fair value as of the grant date was $13.13 per unit or 157.6% of the stock price. The compensation expense for these awards is based on the per unit grant date valuation using a Monte Carlo simulation multiplied by the target payout level. The payout level is calculated based on actual stock price performance achieved during the performance period. The awards have a cliff-vesting period of two years. In the first quarter of 2023, the Board and its Compensation Committee approved payout of these awards at 188% of target. Accordingly, 303,410 shares were issued on February 22, 2023.
On February 23, 2022, the Company granted 122,111 PSUs for which the number of shares earned is based on the TSR of the Company's common stock on an absolute and relative basis compared to the TSR of its selected peers during the performance period from January 1, 2022 to December 31, 2024. The awards contain market conditions which allow a payout ranging between 0% and 200% of the target payout. The fair value as of the grant date was $36.47 per unit or 150.93% of the stock price. The compensation expense for these awards is based on the per unit grant date valuation using a Monte Carlo simulation multiplied by the target payout level. The payout level is calculated based on actual stock price performance achieved during the performance period. The awards have a cliff-vesting period of three years. All PSUs granted remain outstanding related to this award as of June 30, 2024.
On February 23, 2023, the Company granted 120,749 PSUs for which the number of shares earned is based on the TSR of the Company's common stock on an absolute and relative basis compared to the TSR of its selected peers during the performance period from January 1, 2023 to December 31, 2025. The awards contain market conditions which allow a payout ranging between 0% and 200% of the target payout. The fair value as of the grant date was $31.18 per unit or 136.28% of the stock price. The compensation expense for these awards is based on the per unit grant date valuation using a Monte Carlo simulation multiplied by the target payout level. The payout level is calculated based on actual stock price performance achieved during the performance period. The awards have a cliff-vesting period of three years. All PSUs granted remain outstanding related to this award as of June 30, 2024.
On February 21, 2024, the Company granted 132,930 PSUs for which the number of shares earned is based on the TSR of the Company's common stock on an absolute and relative basis compared to the TSR of its selected peers during the performance period from January 1, 2024 to December 31, 2026. The awards contain market conditions which allow a payout ranging between 0% and 200% of the target payout. The fair value as of the grant date was $34.99 per unit or 124.74% of the stock price. The compensation expense for these awards is based on the per unit grant date valuation using a Monte Carlo simulation multiplied by the target payout level. The payout level is calculated based on actual stock price performance achieved during the performance period. The awards have a cliff-vesting period of three years. All PSUs granted remain outstanding related to this award as of June 30, 2024.
On March 27, 2024, the Company granted 23,103 PSUs for which the number of shares earned is based on the TSR of the Company's common stock relative to the TSR of its selected peers during the performance period from January 1, 2024 to December 31, 2026. The awards contain market conditions which allow a payout ranging between 0% and 200% of the target payout. The fair value as of the grant date was $46.18 per unit or 133.11% of the stock price. The compensation expense for these awards is based on the per unit grant date valuation using a Monte Carlo simulation multiplied by the target payout level. The payout level is calculated based on actual stock price performance achieved during the performance period. The awards have a cliff-vesting period of three years. All PSUs granted remain outstanding related to this award as of June 30, 2024.
As of June 30, 2024, we had $7.8 million unrecognized compensation expense related to our PSUs based on the assumption of 100% target payout. The remaining weighted-average performance period is 2.1 years.
The following table provides information regarding performance-based stock unit activity for the six months ended June 30, 2024:

	PSUs	Wtd. Avg. Grant Price
Performance based stock units outstanding, beginning of period	242,860	$33.84
Performance based stock units granted	156,033	$36.65
Performance based stock units outstanding, end of period	398,893	$34.94
(5)Earnings Per Share
Basic earnings per share (“Basic EPS”) has been computed using the weighted-average number of common shares outstanding during each period. Diluted earnings per share (“Diluted EPS”) assumes, as of the beginning of the period, exercise of stock options and RSU grants using the treasury stock method. Diluted EPS also assumes conversion of PSUs to common shares based on the number of shares (if any) that would be issuable, according to predetermined performance and market goals, if the end of the reporting period was the end of the performance period. Certain of our stock options and RSU grants that would potentially dilute Basic EPS in the future were also antidilutive for the three and six months ended June 30, 2024 and 2023 are discussed below.

The following is a reconciliation of the numerators and denominators used in the calculation of Basic EPS and Diluted EPS for the periods indicated below (in thousands, except per share amounts):

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
	Net Income (Loss)	Shares	Per Share Amount	Net Income (Loss)	Shares	Per Share Amount
Basic EPS:
Net Income (Loss) and Share Amounts	$8,493	25,536	$0.33	$24,937	22,615	$1.10
Dilutive Securities:
Performance Based Stock Unit Awards		166			19
RSU Awards		103			33
Stock Option Awards		48			7
Diluted EPS:
Net Income (Loss) and Assumed Share Conversions	$8,493	25,853	$0.33	$24,937	22,674	$1.10

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
	Net Income (Loss)	Shares	Per Share Amount	Net Income (Loss)	Shares	Per Share Amount
Basic EPS:
Net Income (Loss) and Share Amounts	$(7,035)	25,491	$(0.28)	$119,429	22,527	$5.30
Dilutive Securities:
Performance Based Stock Unit Awards		—			58
RSU Awards		—			62
Stock Option Awards		—			7
Diluted EPS:
Net Income (Loss) and Assumed Share Conversions	$(7,035)	25,491	$(0.28)	$119,429	22,654	$5.27
The following is a table of antidilutive options and shares excluded from the computation of Diluted EPS for the periods indicated below (in thousands):

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Antidilutive Securities:
Stock Option Awards	—	137	—	137
Restricted Stock Unit Awards	—	10	54	11
Performance Based Stock Unit Awards	29	140	114	102

(6)Long-Term Debt
The Company's long-term debt consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Credit Facility Borrowings due 2026 (1)	$575,000	$722,000
Second Lien Notes due 2028	490,625	500,000
	1,065,625	1,222,000
Unamortized discount on Second Lien Notes due 2028	(7,047)	(7,820)
Unamortized debt issuance cost on Second Lien Notes due 2028	(11,076)	(12,289)
Total Debt	$1,047,502	$1,201,891
Less: Current portion of Second Lien Notes due 2028	37,500	28,125
Long-term debt, net	$1,010,002	$1,173,766
(1) Unamortized debt issuance costs on our Credit Facility borrowings are included in “Other Long-Term Assets” in our condensed consolidated balance sheets. As of June 30, 2024 and December 31, 2023, we had $20.5 million and $24.9 million, respectively, in unamortized debt issuance costs on our Credit Facility borrowings.
Revolving Credit Facility. Amounts outstanding under our Credit Facility (defined below) were $575.0 million and $722.0 million as of June 30, 2024 and December 31, 2023, respectively. The Company is a party to a First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto, as amended (such agreement, the “Credit Agreement” and the borrowing facility provided thereby, the “Credit Facility”).
Following the redetermination of the borrowing base in May 2024, the Company, under its Credit Facility from existing lenders, decreased lender commitments and the borrowing base under the Credit Facility to $1.0 billion from $1.2 billion.
The borrowing base is regularly redetermined on or about May and November of each calendar year and is subject to additional adjustments from time to time, including for asset sales, elimination or reduction of hedge positions and incurrence of other debt. Additionally, the Company and the administrative agent may request an unscheduled redetermination of the borrowing base between scheduled redeterminations. The amount of the borrowing base is determined by the lenders, in their discretion, in accordance with their oil and gas lending criteria at the time of the relevant redetermination. The Company may also request the issuance of letters of credit under the Credit Agreement in an aggregate amount up to $25.0 million, which reduces the amount of available borrowings under the borrowing base in the amount of such issued and outstanding letters of credit. There were no outstanding letters of credit as of June 30, 2024 and December 31, 2023. Maintaining or increasing our borrowing base under our Credit Facility is dependent on many factors, including commodity prices, our hedge positions, changes in our lenders' lending criteria and our ability to raise capital to drill wells to replace produced reserves. The Credit Facility matures October 19, 2026, and provides for a maximum credit amount of $2.0 billion, subject to the current borrowing base of $1.0 billion.
Interest under the Credit Facility is payable quarterly and accrues at the Company’s option either at an Alternative Base Rate plus the applicable margin (“ABR Loans”), the Adjusted Term Secured Overnight Financing Rate (“SOFR”) plus the applicable margin (“Term Benchmark Loans”) or Adjusted Daily Simple SOFR plus the applicable margin (“RFR Loans”). The applicable margin ranged from 1.75% to 2.75% based on borrowing base utilization for ABR Loans and 2.75% to 3.75% based on borrowing base utilization for Term Benchmark Loans and RFR Loans. The Alternate Base Rate and SOFR are defined, and the applicable margins are set forth, in the Credit Agreement. Undrawn amounts under the Credit Facility are subject to a 0.5% commitment fee. To the extent that a payment default exists and is continuing, all amounts outstanding under the Credit Facility will bear interest at 2.0% per annum above the rate and margin otherwise applicable thereto. As of June 30, 2024, the Company's weighted average interest rate on Credit Facility borrowings was 8.68%.

The obligations under the Credit Agreement are secured, subject to certain exceptions, by a first priority lien on substantially all assets of the Company and its subsidiary, including a first priority lien on properties attributed with at least 85% of estimated proved reserves of the Company and its subsidiary.
The Credit Agreement contains the following financial covenants:
•a ratio of total debt to earnings before interest, tax, depreciation and amortization (“EBITDA”), as defined in the Credit Agreement, for the most recently completed four fiscal quarters, not to exceed 3.00 to 1.00 as of the last day of each fiscal quarter; and
•a current ratio, as defined in the Credit Agreement, which includes in the numerator available borrowings undrawn under the borrowing base, of not less than 1.00 to 1.00 as of the last day of each fiscal quarter.
As of June 30, 2024, the Company was in compliance with all financial covenants under the Credit Agreement.
Additionally, the Credit Agreement contains certain representations, warranties and covenants, including but not limited to, limitations on incurring debt and liens, limitations on making certain restricted payments, limitations on investments, limitations on asset sales and hedge unwinds, limitations on transactions with affiliates and limitations on modifying organizational documents and material contracts. The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Credit Facility to be immediately due and payable.
Total interest expense on the Credit Facility, which includes commitment fees and amortization of debt issuance costs, was $16.2 million and $13.2 million for the three months ended June 30, 2024 and 2023, respectively, and $34.5 million and $25.2 million for the six months ended June 30, 2024 and 2023, respectively. The amount of commitment fee amortization included in interest expense, net was $0.7 million and $0.2 million for the three months ended June 30, 2024 and 2023, respectively, and $1.4 million and $0.5 million for the six months ended June 30, 2024 and 2023, respectively.
Senior Secured Second Lien Notes. On December 15, 2017, the Company entered into a Note Purchase Agreement for Senior Secured Second Lien Notes (as amended, the “Note Purchase Agreement,” and such second lien facility the “Second Lien Notes”) among the Company as issuer, U.S. Bank National Association as agent and collateral agent, and certain holders that are a party thereto, and issued notes in an initial principal amount of $200.0 million, with a $2.0 million discount, for net proceeds of $198.0 million.
Effective November 12, 2021, the Company entered into the Second Amendment to the Note Purchase Agreement, which extended the maturity date from December 15, 2024 to December 15, 2026 subject to paying down the principal amount of the Second Lien Notes from $200.0 million to $150.0 million. The Company made the $50.0 million redemption of the Second Lien Notes on November 29, 2021.
On June 14, 2023, the Company entered into the Third Amendment to the Note Purchase Agreement to effectuate the replacement of LIBOR with an adjusted term secured overnight financing rate plus a margin of 0.25% (“Term SOFR”). After the Third Amendment, interest under the Second Lien Notes is payable quarterly and accrues, based on the Company’s election at the time of the borrowing, either at Term SOFR plus a margin of 7.5% (“Second Lien Term SOFR Loans”) or at an Alternate Base Rate which is based on the greater of (i) the prime rate; (ii) the greater of the federal funds effective rate or overnight bank funding rate, plus 0.5%; or (iii) Term SOFR plus 1% plus a margin of 6.5%. Additionally, to the extent the Company were to default on the Second Lien Notes, this would potentially trigger a cross-default under our Credit Facility.
Effective November 30, 2023, the Company entered into the Fourth Amendment to the Note Purchase Agreement (the “Fourth Amendment”), which extended the maturity date from December 15, 2026 to December 15, 2028, and upsized the outstanding Second Lien Notes by $350.0 million, with a $7.0 million discount, for net proceeds of $343.0 million, in connection with the closing of the South Texas Acquisition described further in Note

7. The Company evaluated the amendment on a lender-by-lender basis as to whether it represented a debt extinguishment or modification and wrote off approximately $0.2 million in previously unamortized debt issuance costs and $0.1 million in previously unamortized debt discount during the year ended December 31, 2023 which was included within “Interest expense, net” on the condensed consolidated statements of operations. Additionally, the Company incurred approximately $10.6 million in third party fees in connection with the amendment. The new debt issuance cost and discount on the Second Lien Notes will be amortized through the new maturity date of December 15, 2028. The Fourth Amendment also (i) caused the maximum permitted ratio of Total Net Indebtedness to EBITDA (each as defined in the Note Purchase Agreement) for any fiscal quarter in which the maximum ratio of Total Debt to EBITDA (each as defined in the Credit Agreement) under the Credit Agreement is less than 3.00 to 1.00, to be reduced to a ratio that is 0.25 to 1.00 higher than that set forth in the Credit Agreement; (ii) amended the Minimum Asset Coverage Ratio (as defined in the Note Purchase Agreement) to be no less than (A) 1.10 to 1.00 through the fiscal quarter ending March 31, 2024 and (B) 1.25 to 1.00 thereafter, in each case of clause (A) and clause (B), tested on a quarterly basis; (iii) added a financial covenant whereby the Current Ratio (as defined in the Note Purchase Agreement) shall not be less than 1.00 to 1.00; (iv) decreased the mortgage coverage and title requirements from 90% to 85%; and (v) modified certain other terms of the Note Purchase Agreement. Additionally, the Second Lien Notes implemented a quarterly requirement for repayment of Notes, beginning on June 15, 2024, requiring the Company to redeem the Notes in quarterly payments of $9.4 million provided the ratio of Total Indebtedness to EBITDA not exceed 2.25 to 1.00, subject to certain exceptions. The Company made this quarterly payment on June 15, 2024.
The Second Lien Notes contains customary mandatory prepayment obligations upon asset sales (including hedge terminations), casualty events and incurrences of certain debt, subject to, in certain circumstances, reinvestment periods. Management believes the probability of mandatory prepayment due to default is remote. As of June 30, 2024, the Company’s interest rate on the Second Lien Notes was 13.09%. As of June 30, 2024, the Company was in compliance with all financial covenants under the Second Lien Notes.
The obligations under the Second Lien Notes are secured, subject to certain exceptions and other permitted liens (including the liens created under the Credit Facility), by a perfected security interest, second in priority to the liens securing our Credit Facility, and mortgage lien on substantially all assets of the Company and its subsidiary, including a mortgage lien on oil and gas properties attributed with at least 85% of estimated PV-9 (defined below), of proved reserves of the Company and its subsidiary and 85% of the book value attributed to the PV-9 of the non-proved oil and gas properties of the Company. PV-9 is determined using commodity price assumptions by the administrative agent of the Credit Facility. PV-9 value is the estimated future net revenues to be generated from the production of proved reserves discounted to present value using an annual discount rate of 9%.
As of June 30, 2024, total net amounts recorded for the Second Lien Notes were $472.5 million, net of unamortized debt discount and debt issuance costs. Interest expense on the Second Lien Notes totaled $17.6 million and $5.0 million for the three months ended June 30, 2024 and 2023, respectively, and $35.3 million and $9.8 million for the six months ended June 30, 2024 and 2023, respectively.
Debt Issuance Costs. Our policy is to capitalize upfront commitment fees and other direct expenses associated with our line of credit arrangement and then amortize such costs ratably over the term of the arrangement, regardless of whether there are any outstanding borrowings. During the three months ended June 30, 2024 and 2023 and the six months ended June 30, 2024 and 2023 there were no capitalized costs incurred.
(7)Acquisitions and Dispositions
2023 South Texas Acquisition
On November 30, 2023, SilverBow closed the acquisition of certain oil and gas properties from entities affiliated with Chesapeake Energy Corporation, with consideration comprised of (i) cash paid at the closing of the South Texas Acquisition, (ii) accrued purchase price adjustments receivable which were substantially collected in January 2024, (iii) a deferred acquisition liability due on the first anniversary of the closing of the South Texas Acquisition and (iv) an earn-out payment contingent upon the average monthly settlement price of NYMEX West Texas Intermediate crude oil for the 12 month period beginning December 2023 (the “2023 WTI Contingency Payout”). If the average monthly settlement price of WTI during the 12 month period (a) exceeds $80 per barrel,

SilverBow shall pay Chesapeake an amount equal to $50 million or (b) is between $75 per barrel and $80 per barrel, SilverBow shall pay Chesapeake an amount equal to $25 million. If the average monthly settlement price of WTI during the 12 month period is below $75 per barrel, SilverBow shall not owe Chesapeake a contingent earn-out payment. During the three and six months ended June 30, 2024, the Company recorded losses of $2.7 million and $15.4 million related to valuation changes in the 2023 WTI Contingency Payout recorded in “Net gain (loss) on commodity derivatives” on the accompanying condensed consolidated statements of operations. Management determined that substantially all the fair value of the gross assets acquired were concentrated in the proved oil and gas properties and have therefore accounted for the South Texas Acquisition as an asset acquisition and allocated the purchase price based on the relative fair value of the assets acquired and liabilities assumed. The South Texas Acquisition was funded with borrowings under the Company's Credit Facility, proceeds from the issuance of additional Second Lien Notes and cash on hand.
The following table represents the allocation of the total cost of the transaction to the assets acquired and liabilities assumed (in thousands):

Total Cost
Cash consideration	$583,373
Fair value of contingent consideration	16,933
Deferred acquisition liability	50,000
Total Consideration	650,306

Transaction costs	10,916
Total Cost of Transaction	$661,222

Allocation of Total Cost
Assets
Accounts receivable, net	$1,594
Oil and gas properties	666,360
Right of use assets	187
Total assets	668,141

Liabilities
Accounts payable and accrued liabilities	5,275
Lease liability	187
Asset retirement obligations	1,457
Total Liabilities	6,919
Net Assets Acquired	$661,222
(8)Price-Risk Management Activities
Derivatives are recorded on the condensed consolidated balance sheet at fair value with changes in fair value recognized in earnings. The changes in the fair value of our derivatives are recognized in “Gain (loss) on commodity derivatives, net” on the accompanying condensed consolidated statements of operations. The Company's price-risk management policy is to use derivative instruments to protect against declines in oil and natural gas prices, primarily through the purchase of commodity price swaps and collars as well as basis swaps.
During the three months ended June 30, 2024 and 2023, the Company recorded losses of $4.1 million and gains of $18.9 million, respectively, on its commodity derivatives. During the six months ended June 30, 2024 and 2023, the Company recorded losses of $46.8 million and gains of $110.2 million, respectively, on its commodity derivatives. During the three months ended June 30, 2024 and 2023, the Company recorded losses of $2.8 million and losses of less than $0.1 million, respectively, related to valuation changes on our WTI Contingency Payouts. During the six months ended June 30, 2024 and 2023, the Company recorded losses of $16.2 million and gains of $0.9 million, respectively, related to valuation changes on our WTI Contingency Payouts. The Company collected cash payments of $65.9 million and $47.5 million for settled derivative contracts during the six months ended June 30, 2024 and 2023, respectively.
At June 30, 2024 and December 31, 2023, there was $8.4 million and $13.5 million, respectively, in receivables for settled derivatives which were included on the accompanying condensed consolidated balance sheet in “Accounts receivable, net” and were subsequently collected in July 2024 and January 2024, respectively. At June 30, 2024 and December 31, 2023, we also had $1.2 million and $1.0 million, respectively, in payables for settled derivatives which were included on the accompanying condensed consolidated balance sheet in “Accounts payable and accrued liabilities” and were subsequently paid in July 2024 and January 2024, respectively.
The fair values of our swap contracts are computed using observable market data whereas our collar contracts are valued using a Black-Scholes pricing model. At June 30, 2024, there was $66.1 million and $20.9 million in current unsettled derivative assets and long-term unsettled derivative assets, respectively, and $23.6 million and $7.1 million in current and long-term unsettled derivative liabilities, respectively. At December 31, 2023, there was $116.5 million and $55.1 million in current and long-term unsettled derivative assets, respectively, and $5.5 million and $2.5 million in current and long-term unsettled derivative liabilities, respectively.
The Company uses an International Swap and Derivatives Association master agreement for our derivative contracts. This is an industry-standardized contract containing the general conditions of our derivative transactions including provisions relating to netting derivative settlement payments under certain circumstances (such as default). For reporting purposes, the Company has elected to not offset the asset and liability fair value amounts of its derivatives on the accompanying condensed consolidated balance sheet. Under the right of set-off, there was a $56.3 million net fair value asset at June 30, 2024, and a $163.6 million net fair value asset at December 31, 2023. For further discussion related to the fair value of the Company's derivatives, refer to Note 9 of these Notes to Condensed Consolidated Financial Statements.

The following tables summarize the weighted-average prices as well as future production volumes for our future derivative contracts in place as of June 30, 2024:

Oil Derivative Contracts (NYMEX WTI Settlements)	Total Volumes (Bbls)	Weighted- Average Price	Weighted- Average Collar Floor Price	Weighted- Average Collar Call Price
Swap Contracts
2024 Contracts
3Q24	1,331,620	$76.70
4Q24	1,314,100	$76.28
2025 Contracts
1Q25	1,026,000	$72.96
2Q25	1,037,400	$72.72
3Q25	1,048,800	$72.52
4Q25	956,800	$72.21
2026 Contracts
1Q26	472,500	$68.94
2Q26	455,000	$68.98
3Q26	432,400	$69.03
4Q26	386,150	$69.09
Collar Contracts
2024 Contracts
3Q24	184,000		$63.50	$75.53
4Q24	184,000		$63.00	$75.35
2025 Contracts
1Q25	238,500		$64.00	$74.62
2Q25	227,500		$60.80	$72.22
2026 Contracts
1Q26	90,000		$64.00	$71.50
2Q26	91,000		$64.00	$71.50
3Q26	92,000		$64.00	$71.50

Oil Basis Swaps (Argus Cushing (WTI) and Magellan East Houston)	Total Volumes (MMBtu)	Weighted-Average Price
2024 Contracts
3Q24	552,000	$1.49
4Q24	552,000	$1.49
2025 Contracts
1Q25	540,000	$1.77
2Q25	546,000	$1.77
3Q25	552,000	$1.77
4Q25	552,000	$1.77
Calendar Monthly Roll Differential Swaps
2024 Contracts
3Q24	552,000	$0.72
4Q24	552,000	$0.72
2025 Contracts
1Q25	540,000	$0.45
2Q25	546,000	$0.45
3Q25	552,000	$0.45
4Q25	552,000	$0.45

Natural Gas Derivative Contracts (NYMEX Henry Hub Settlements)	Total Volumes (MMBtu)	Weighted-Average Price	Weighted-Average Collar Floor Price	Weighted-Average Collar Call Price
Swap Contracts
2024 Contracts
3Q24	16,100,000	$3.71
4Q24	16,100,000	$4.04
2025 Contracts
1Q25	13,950,000	$4.25
2Q25	14,105,000	$3.72
3Q25	16,560,000	$3.86
4Q25	10,590,000	$4.15
2026 Contracts
1Q26	10,580,000	$4.49
2Q26	10,465,000	$3.56
3Q26	10,580,000	$3.74
4Q26	10,120,000	$4.14
Collar Contracts
2024 Contracts
3Q24	3,878,000		$3.77	$4.76
4Q24	3,865,000		$4.01	$5.34
2025 Contracts
1Q25	5,130,000		$4.00	$5.32
2Q25	4,914,000		$3.25	$3.98
3Q25	920,000		$3.50	$3.99
4Q25	1,840,000		$3.63	$4.52

Natural Gas Basis Derivative Swaps (East Texas Houston Ship Channel vs. NYMEX Settlements)	Total Volumes (MMBtu)	Weighted-Average Price
2024 Contracts
3Q24	16,560,000	$(0.25)
4Q24	17,480,000	$(0.29)
2025 Contracts
1Q25	10,800,000	$(0.16)
2Q25	10,920,000	$(0.27)
3Q25	11,040,000	$(0.25)
4Q25	11,040,000	$(0.27)

NGL Swaps (Mont Belvieu)	Total Volumes (Bbls)	Weighted-Average Price
2024 Contracts
3Q24	496,800	$25.92
4Q24	496,800	$25.92
2025 Contracts
1Q25	360,000	$23.88
2Q25	364,000	$23.88
3Q25	368,000	$23.88
4Q25	368,000	$23.88
(9)Fair Value Measurements
Fair Value on a Recurring Basis. Our financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, derivatives, the Credit Facility and the Second Lien Notes. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value due to the highly liquid or short-term nature of these instruments.
The fair values of our derivative contracts are computed using observable market data whereas our derivative collar contracts are valued using a Black-Scholes pricing model. The fair value of the current and long-term 2021 WTI Contingency Payout and 2023 WTI Contingency Payout, included within “Accounts payable and accrued liabilities” and “Other long-term liabilities” on the condensed consolidated balance sheets, respectively, is estimated using observable market data and a Monte Carlo pricing model. These are considered Level 2 valuations (defined below).
The carrying value of our Credit Facility and Second Lien Notes approximates fair value because the respective borrowing rates do not materially differ from market rates for similar borrowings. These are considered Level 3 valuations (defined below).
Fair Value on a Nonrecurring Basis. The Company applies the provisions of the fair value measurement standard on a non-recurring basis to its non-financial assets and liabilities, including oil and gas properties acquired and assessed for classification as a business or an asset and asset retirement obligations. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value estimation when acquisitions occur or asset retirement obligations are recorded. These are considered Level 3 valuations (defined below).
Asset retirement obligations. The initial measurement of asset retirement obligations (“ARO”) at fair value is recorded in the period in which the liability is incurred. Fair value is determined by calculating the present value of estimated future cash flows related to the liability. Estimating the future ARO requires management to make estimates and judgments regarding the timing and existence of a liability, as well as what constitutes adequate restoration when considering current regulatory requirements. Inherent in the fair value calculation are numerous assumptions and judgments, including the ultimate costs, inflation factors, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments.
Acquisitions. The Company recognized the assets acquired in our acquisitions at cost at a relative fair value basis (refer to Note 7 of these Notes to Condensed Consolidated Financial Statements). Fair value was determined using a discounted cash flow model. The underlying future commodity prices included in the Company’s estimated future cash flows of its proved oil and gas properties were determined using NYMEX forward strip prices as of the closing date of each acquisition. The estimated future cash flows also included management’s assumptions for the estimates of production from the crude oil and natural gas proved properties, future operating, development costs and income taxes of the acquired properties and risk adjusted discount rates.

The fair value hierarchy has three levels based on the reliability of the inputs used to determine the fair value:
Level 1 – Uses quoted prices in active markets for identical, unrestricted assets or liabilities. Instruments in this category have comparable fair values for identical instruments in active markets.
Level 2 – Uses quoted prices for similar assets or liabilities in active markets or observable inputs for assets or liabilities in non-active markets. Instruments in this category are periodically verified against quotes from brokers and include our commodity derivatives that we value using commonly accepted industry-standard models which contain inputs such as contract prices, risk-free rates, volatility measurements and other observable market data that are obtained from independent third-party sources.
Level 3 – Uses unobservable inputs for assets or liabilities that are in non-active markets.
The following table presents our assets and liabilities that are measured on a recurring basis at fair value as of each of June 30, 2024 and December 31, 2023, and are categorized using the fair value hierarchy. For additional discussion related to the fair value of the Company’s derivatives, refer to Note 8 of these Notes to Condensed Consolidated Financial Statements.

	Fair Value Measurements at
(in thousands)	Total	Quoted Prices in Active markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2024
Assets
Natural Gas Derivatives	$72,361	$—	$72,361	$—
Natural Gas Basis Derivatives	10,835	—	10,835	—
Oil Derivatives	1,000	—	1,000	—
Oil Basis Derivatives	168	—	168	—
NGL Derivatives	2,630	—	2,630	—
Liabilities
Natural Gas Derivatives	850	—	850	—
Natural Gas Basis Derivatives	1,896	—	1,896	—
Oil Derivatives	23,300	—	23,300	—
Oil Basis Derivatives	755	—	755	—
NGL Derivatives	3,878	—	3,878	—
2023 WTI Contingency Payout	28,113	—	28,113	—
2021 WTI Contingency Payout	1,493	—	1,493	—

December 31, 2023
Assets
Natural Gas Derivatives	$116,410	$—	$116,410	$—
Natural Gas Basis Derivatives	6,111	—	6,111	—
Oil Derivatives	39,940	—	39,940	—
Oil Basis Derivatives	708	—	708	—
NGL Derivatives	8,494	—	8,494	—
Liabilities
Natural Gas Derivatives	641	—	641	—
Natural Gas Basis Derivatives	2,599	—	2,599	—
Oil Derivatives	3,302	—	3,302	—
Oil Basis Derivatives	921	—	921	—
NGL Derivatives	550	—	550	—
2023 WTI Contingency Payout	12,682	—	12,682	—
2021 WTI Contingency Payout	2,310	—	2,310	—
Our current and long-term unsettled derivative assets and liabilities in the table above are measured at gross fair value and are shown on the accompanying condensed consolidated balance sheets in “Fair value of commodity derivatives” and “Fair Value of Long-Term Commodity Derivatives,” respectively.
(10)Asset Retirement Obligations
Liabilities for legal obligations associated with the retirement obligations of tangible long-lived assets are initially recorded at fair value in the period in which they are incurred. Estimates for the initial recognition of asset retirement obligations are derived from historical costs as well as management’s expectation of future cost environments and other unobservable inputs. As there is no corroborating market activity to support the assumptions used, the Company has designated these liabilities as Level 3 fair value measurements. When a liability is initially recorded, the carrying amount of the related asset is increased. The liability is discounted from the expected date of abandonment. Over time, accretion of the liability is recognized each period, and the capitalized cost is amortized on a unit-of-production basis as part of depreciation, depletion, and amortization expense for our oil and gas properties. Upon settlement of the liability, the Company either settles the obligation for its recorded amount or incurs a gain or loss upon settlement which is included in the “Property and Equipment” balance on our accompanying condensed consolidated balance sheets.
The following provides a roll-forward of our asset retirement obligations for the year ended December 31, 2023 and the six months ended June 30, 2024 (in thousands):

Asset Retirement Obligations as of December 31, 2022	$10,456
Accretion expense	985
Liabilities incurred for new wells, acquired wells and facilities construction	1,883
Reductions due to plugged wells and facilities	(718)
Revisions in estimates	554
Asset Retirement Obligations as of December 31, 2023	$13,160
Accretion expense	629
Liabilities incurred for new wells, acquired wells and facilities construction	159
Reductions due to sold wells and facilities	(80)
Asset Retirement Obligations as of June 30, 2024	$13,868
At both June 30, 2024 and December 31, 2023, approximately $1.6 million of our asset retirement obligations, respectively, were classified as a current liability in “Accounts payable and accrued liabilities” on the accompanying condensed consolidated balance sheets.
(11)Commitments and Contingencies
In the ordinary course of business, we are party to various legal actions, which arise primarily from our activities as operator of oil and natural gas wells. In management’s opinion, the outcome of any such currently pending legal actions will not have a material adverse effect on our financial position or results of operations.